Exhibit 2.1

Execution Copy

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (the “Amendment”) is made and entered into as of September 22, 2026 by and among UY Scuti Acquisition Corp., a company incorporated in the Cayman Islands as an exempted company (the “Parent”), Isdera Inc, a company incorporated in the Cayman Islands as an exempted company and wholly-owned subsidiary of the Parent (the “Purchaser”), Isdera Technology Limited, a company incorporated in the Cayman Islands as an exempted company and wholly-owned subsidiary of the Purchaser (the “Merger Sub”), Isdera Group Limited, a company incorporated in the Cayman Islands as an exempted company (the “Company”), Songze Shares Ltd., a BVI business company incorporated under the laws of the British Virgin Islands, Wenyuan Holdings Ltd., a BVI business company incorporated under the laws of the British Virgin Islands, and Shuyan Holdings Ltd., a BVI business company incorporated under the laws of the British Virgin Islands (each, a “Principal Shareholder” and collectively, the “Principal Shareholders”), and Wenfang Song, an individual, solely in his capacity as the shareholder representative, agent and attorney-in-fact of the Principal Shareholders (the “Principal Shareholders’ Representative”).

A.  On July 18, 2025, the following parties entered into the Agreement and Plan of Merger (the “Merger Agreement”): the Company, Xinghui Automotive Technology (Hainan) Co., Ltd (星晖汽车科技（海南）有限公司), a company formed under the laws of the People’s Republic of China, Jianxun Kou, Shuyan Wang, and Wenfang Song (individuals, solely in their capacity as the shareholder representatives of Xinghui Technology), the Principal Shareholders, the Principal Shareholders’ Representative, and Parent.

B.  Concurrently with the execution and delivery of this Amendment, Purchaser and Merger Sub have executed and delivered a Joinder Agreement, dated as of the date hereof, pursuant to which each of Purchaser and Merger Sub has become a party to, and agreed to be bound by, the Merger Agreement.

C.  Section 14.2 of the Merger Agreement provides that the Merger Agreement cannot be amended, except by a writing signed by each of the Purchaser Parties, the Company, the Principal Shareholders’ Representative and the Principal Shareholders.

D.  Capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the Merger Agreement.

E.  The parties hereto desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto, each intending to be bound hereby, agree as follows:

1. Amendments.

(a)  The definition of “Company Net Value” set forth in Section 1.10 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Company Net Value” means an amount equal to $920,000,000.

(b)  The definition of “Purchaser Rights” set forth in Section 1.49 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Purchaser Rights” means the rights of Purchaser, each such right convertible into one-fifth of one Purchaser Class A Ordinary Share.

(c)  The Shareholders Allocation Schedule as specified on Schedule 4.1(a) attached to the Merger Agreement is hereby amended and restated in its entirety and as amended and restated is set forth as Schedule 4.1(a) to this Amendment.

(d)  The Closing Payment Shares Schedule as specified on Schedule 4.2(a) attached to the Merger Agreement is hereby amended and restated in its entirety and as amended and restated is set forth as Schedule 4.2(a) to this Amendment.

(e)  Section 5.5(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

5.5 Capital Structure.

(a) Share Capital. The authorized share capital of the Company is $50,000.00 divided into 100,000,000 ordinary shares of par value $0.0005 each, of which 100,000,000 ordinary shares of a par value of $0.0005 is issued and outstanding as of the date hereof (the “Company Shares”). As of the date of this Agreement, (i) no Company Shares are held as treasury shares, (ii) all of the issued and outstanding Company Shares have been duly authorized and validly issued, are fully paid and non-assessable, and, except as set forth in the Company’s Organizational Documents, are not subject to any preemptive rights or have been issued in violation of any preemptive or similar rights of any Person, and (iii) all of the issued and outstanding Company Shares are owned legally and of record by the Persons set forth on Schedule 5.5(a). The only Company Shares that will be issued and outstanding immediately after the Closing will be the Company Shares owned by the Purchaser. As of the date of this Agreement, no other class in the share capital of the Company is authorized or issued or outstanding.

(f)  Solely for purposes of Section 5.5(a) of the Merger Agreement, Schedule 5.5(a) to the Company Disclosure Letter shall be deemed amended to reflect the capitalization and ownership of the Company Shares set forth in Section 5.5(a), as amended and restated pursuant to Section 1(e) of this Amendment. For the avoidance of doubt, Schedule 5.5(a) is being updated as of the date hereof solely for purposes of Section 5.5(a) of the Merger Agreement, and no other portion of the Company Disclosure Letter is being amended, updated or supplemented as of the date hereof. All other disclosures set forth in the Company Disclosure Letter shall remain as made as of the Signing Date of the Merger Agreement.

2. Miscellaneous.

2.1.  Effect of Amendment. Except as expressly amended by this Amendment, all of the terms of the Merger Agreement shall remain unchanged and in full force and effect. This Amendment shall form a part of the Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto. The provisions of Article XIV of the Merger Agreement are incorporated in this Amendment by this reference, mutatis mutandis.

2.2.  References. Each reference to “this Agreement,” “hereof,” “herein,” “hereunder,” “hereby” and each other similar reference contained in the Merger Agreement shall, effective from the date of this Amendment, refer to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement and references in the Merger Agreement, as amended hereby, to “the date hereof,” “the date of this Agreement” and other similar references shall in all instances continue to refer to July 18, 2025 and references to the date of this Amendment and “as of the date of this Amendment” shall refer to date of this Amendment as set forth at the top of page 1 of this Amendment.

2.3.  Counterparts. This Amendment may be executed and delivered in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

2.4.  Entire Agreement. This Amendment, the Merger Agreement and the Additional Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

[Signatures appear on the following pages.]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

Parent:

UY SCUTI ACQUISITION CORP.

By:	/s/ Qunxue Yin
	Name:	Qunxue Yin
	Title:	Chief Executive Officer

Purchaser:

ISDERA INC

By:	/s/ Qunxue Yin
	Name:	Qunxue Yin
	Title:	Director

Merger Sub:

ISDERA TECHNOLOGY LIMITED

By:	/s/ Qunxue Yin
	Name:	Qunxue Yin
	Title:	Director

Company:

ISDERA GROUP LIMITED

By:	/s/ Wenfang Song
	Name:	Wenfang Song
	Title:	Authorized Signatory

Principal Shareholders:

SONGZE SHARES LTD.

By:	/s/ Wenfang Song
	Name:	Wenfang Song
	Title:	Authorized Signatory

WENYUAN HOLDINGS LTD.

By:	/s/ Jianxun Kou
	Name:	Jianxun Kou
	Title:	Authorized Signatory

SHUYAN HOLDINGS LTD.

By:	/s/ Shuyan Wnag
	Name:	Shuyan Wang
	Title:	Authorized Signatory

Principal Shareholders’ Representative:

By:	/s/ Wenfang Song
	Name:	Wenfang Song